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                                      EXHIBIT 10(iii)(A)(2)




     In June of 1996, Paul Volcker, who became a member of the Board of Directors of Bankers Trust New York Corporation (the "Corporation") and Bankers Trust Company on September 16, 1996, entered into a consulting arrangement with the Corporation. Mr. Volcker will receive a consultancy fee of $500,000 for the year ended December 31, 1996, which will be paid on a monthly basis. Up to $200,000 will be made available for setting up of an office and for hiring of an assistant. Fees for subsequent years will be mutually agreed upon at the beginning of each such year. While Mr. Volcker is free to undertake other consulting arrangements, he has agreed that through December 31, 1996, he will not become an officer, director or partner of an existing investment or commercial banking firm engaged in significant merger and acquisition activities or having more than $25 million in capital. Also he will not associate with any newly established company engaging in substantial merger and acquisition activities other than with the knowledge of, and in conjunction with the Corporation. After December 31, 1996, and prior to June 30, 1998, Mr. Volcker will not join any investment or commercial banking firm with capital of $100 million or more and in significant competition with the Corporation. In the event that he does participate in a small new or existing firm, he further agreed to make a good faith effort to refer clients to the Corporation for execution of merger and acquisition or financing transactions.